UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 7, 2006

Wachovia Corporation

(Exact Name of Registrant as Specified in Its Charter)

North Carolina

(State or Other Jurisdiction of Incorporation)

1-10000	56-0898180
(Commission File Number)	(IRS Employer Identification No.)

One Wachovia Center
Charlotte, North Carolina	28288-0013
(Address of Principal Executive Offices)	(Zip Code)

(704) 374-6565

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously reported by Wachovia Corporation (“Wachovia”) in its Current Report on Form 8-K filed May 8, 2006, Wachovia and Golden West Financial Corporation (“Golden West”) entered into an Agreement and Plan of Merger, dated as of May 7, 2006 (the “Merger Agreement”), that provides, among other things, for Golden West to be merged with and into a wholly-owned subsidiary of Wachovia (the “Merger”). Attached hereto as exhibits and incorporated herein by reference are (a) certain audited financial information of Golden West, including the consolidated statement of financial condition of Golden West and its subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of net earnings, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005, and the related notes to consolidated financial statements and reports of independent registered public accounting firm related thereto (collectively, the “Audited Financial Information”), (b) certain pro forma financial information (the “Pro Forma Financial Information”) with respect to the Merger, and (c) the consent of Golden West’s independent registered public accounting firm relating to the Audited Financial Information. Consummation of the Merger is subject to various conditions, including: (i) receipt of the approvals of Wachovia’s and Golden West’s shareholders; (ii) receipt of requisite regulatory approvals from the Board of Governors of the Federal Reserve System and other regulatory authorities; (iii) receipt of legal opinions as to the tax treatment of the Merger; (iv) listing on the New York Stock Exchange, Inc., subject to notice of issuance, of Wachovia’s common stock to be issued in the Merger; and (v) satisfaction of certain other conditions.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

(23)(a)	Consent of Deloitte & Touche LLP.

(99)(a)	Audited Financial Statements of Golden West.

(99)(b)	Pro Forma Financial Information.

            *             *             *

The Pro Forma Financial Information includes estimated adjustments to record certain assets and liabilities of Golden West at their respective fair values and to record certain exit costs related to Golden West. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. Certain other assets and liabilities of Golden West will also be subject to adjustment to their respective fair values. Pending more detailed analyses, no pro forma adjustments are included herein for these assets and liabilities, including additional intangible assets that may be identified. Any change in the fair value of the net assets of Golden West will change the amount of the purchase price allocable to goodwill. Additionally, changes to Golden West’s stockholders’ equity, including dividends and net income from April 1, 2006, through the date the Merger is completed, will also change the amount of goodwill recorded. In addition, the final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

We also anticipate that the Merger will provide Wachovia with financial benefits that include increased revenue and reduced operating expenses, but these financial benefits are not reflected in the Pro Forma Financial Information. Accordingly, the Pro Forma Financial Information does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods presented.

The proposed Merger will be submitted to Wachovia’s and Golden West’s shareholders for their consideration. Wachovia will file a registration statement, which will include a joint proxy statement/prospectus, and Golden West will file the joint proxy statement, and each of Wachovia and Golden West may file other relevant documents concerning the proposed Merger with the SEC. Shareholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed Merger when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about Wachovia and Golden West, at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, at Wachovia’s website (http://www.wachovia.com) under the tab “Inside Wachovia – Investor Relations” and then under the heading “Financial Reports—SEC Filings”. Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, free of charge, by directing a request to Wachovia Corporation, Investor Relations, One Wachovia Center, 301 South College Street, Charlotte, NC 28288-0206, (704)-374-6782; or to Golden West, Investor Relations Department, 1901 Harrison Street, Oakland, CA 94612, (510)-446-3420.

Wachovia and Golden West and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Wachovia and/or Golden West in connection with the proposed Merger. Information about the directors and executive officers of Wachovia is set forth in the proxy statement for Wachovia’s 2006 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 13, 2006. Information about the directors and executive officers of Golden West is set forth in the proxy statement for Golden West’s 2006 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 10, 2006. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed Merger when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WACHOVIA CORPORATION

Date: May 19, 2006	By:	/s/ Thomas J. Wurtz
	Name:	Thomas J. Wurtz
	Title:	Senior Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
(23)(a)	Consent of Deloitte & Touche LLP.

(99)(a)	Audited Financial Statements of Golden West.

(99)(b)	Pro Forma Financial Information.